VOTING AGREEMENT


     VOTING AGREEMENT dated August 3, 2004 among the persons set forth on the signature page hereof.

     WHEREAS, an Agreement and Plan of Share Exchange ("Share Exchange Agreement") among Edison Renewables, Inc., a Nevada corporation (the "Company"), and the persons set forth on the signature page of the Agreement, including the undersigned, was entered into and closed on the date hereof (the "Share Exchange Agreement Closing Date") pursuant to which all of the issued and outstanding shares of NextPhase Technologies, Inc. ("NextPhase"), a California corporation were exchanged for an aggregate of Twelve Million Nine Hundred Forty Three Thousand (12,943,000) shares of common stock of the Company.

     WHEREAS, pursuant to Section 10.2 of the Share Exchange Agreement, NextPhase shareholders agreed to use best efforts to cause Paul Steo to be elected as a director of the Company for a period of one (1) year following the Share Exchange Agreement Closing Date.

     WHEREAS, the undersigned desire to enter into this Voting Agreement in furtherance of the provisions and intent of Section 10.2 of the Share Exchange Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Agreement to Vote. During the one (1) year period following the Share Exchange Agreement Closing Date, each and every time that stockholders of the corporation vote for the election of nominees to the Company's Board of Directors, whether in person or proxy at a meeting or by written consent, the undersigned, jointly and severally, agree that they will vote all shares of common stock of the Company which they own, or over which they exercise voting power, for the election of Paul Steo as a director of the Company.

     2. Third Party Beneficiaries. The undersigned hereby agree and intend that the Company and Paul Steo are intended third party beneficiaries of the undersigneds' agreement set forth in Section 1 hereof, and Paul Steo and/or the Company shall have the right to enforce all or any provisions of this agreement.

     3. Legend. Each party acknowledges that a legend will be placed on any instrument, certificate or other document evidencing the shares of common stock of the Company which each party owns respectively, in, or substantially in, the following form:

     "The securities represented by the certificate are governed by a voting agreement among certain security holders of the Company, including the holder of this certificate, for a term expiring on August 3, 2005."

     4. Remedies. The parties recognize that, because of the nature of the subject matter of this Agreement, it would be impracticable and extremely difficult to determine actual damages in the event of a breach or threatened breach of any provision of this Agreement by the undersigned. Accordingly, in such event, the parties shall have the following rights and remedies:

          (a) the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, by way of injunctive relief or otherwise, without the necessity of proving damages or posting a bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury, and that money damages will not provide an adequate remedy;

          (b) the right to recover attorneys' fees incurred in any action or proceeding in which they seek to enforce their rights hereunder.

     Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the parties under law or in equity.

     5. Representations and Warranties of the Parties. Each party hereto, hereby represents and warrants as follows to the other parties and the intended third party beneficiaries:

     (a) it has the power and authority to execute and deliver this Agreement and to perform the duties and responsibilities contemplated hereby;

     (b) that neither the execution of this Agreement nor performance hereunder will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which it is a party, or by which it may be bound, or (ii) violate any order, judgment, writ, injunction or decree applicable to it.

     6. Assignment Binding of Successors. This Agreement may be assigned by any party provided that the assigns or successors agree to be bound by the terms of this Agreement.

     7. Notices. Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or telecopier to each party at their respective addresses set forth under their respective names on the signature page hereof or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 7.

     8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada applicable to agreements made and to be performed entirely in Nevada.

     9. Waiver of Breach; Partial Invalidity. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbiters, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement. This Agreement may be amended only by a writing executed by the parties hereto.

     11. Representation by Counsel; Interpretation. Each party acknowledges that it has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.


                     [Rest of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersign have executed, or caused to have duly executed, this agreement as of the date first above written.

                                         VIPER NETWORKS, INC.


                                         By: /s/ Stephen D. Young
                                            ----------------------
                                            Name:  Stephen D. Young
                                            Title: Chairman of the Board

                                            Address: 7660 Fay Avenue
                                                     Suite H339
                                                     La Jolla, California 92037


                                          /s/ Stephen D. Young
                                          ----------------------
                                          STEPHEN D. YOUNG

                                          Address:  3237 Canonita Drive
                                                    Fallbrook, California 92028


                                          /s/ James Wray
                                          -----------------------
                                          JAMES WRAY

                                          Address:  3237 Canonita Drive
                                                    Fallbrook, California 92028


                                          /s/ Sean Rawlins
                                          -----------------------
                                          SEAN RAWLINS

                                          Address: 3237 Canonita Drive
                                                   Fallbrook, California 92028


                                          /s/ Michael Jones
                                          -----------------------
                                          MICHAEL JONES

                                          Address: 3237 Canonita Drive
                                                   Fallbrook, California 92028